EXHIBIT 3.1

                                STOCK PURCHASE AGREEMENT

          Agreement made as of August 31, 1996 among Direct Financial Services, Inc., an Illinois corporation ("DFS"), Preferred Health Choice, Inc., an Illinois corporation, ("PHC"), the undersigned individual shareholders of PHC (collectively, the "Shareholders", and individually, a "Shareholder"), ACMG, Inc., an Ohio corporation (the "Company"), and ACMG of Louisiana, Inc., a Louisiana corporation ("ACMG-Louisiana").

                                        RECITALS

               WHEREAS, the Shareholders own the number of shares of common stock of PHC set forth opposite their signatures below (the "PHC Shares");

               WHEREAS, the Company is indebted to PHC or its subsidiaries in the amount of $1,881,000; and

               WHEREAS, the parties desire to consummate the series of transactions (collectively, the "Transaction") provided for herein pursuant to which, among other things (x) DFS shall purchase from the Shareholders, and the Shareholders sell to DFS, all of the PHC Shares, (y) PHC shall loan, to the Company certain amounts, and (z) the Company shall issue to PHC promissory notes in the forms of Exhibits A, B and C hereto (individually, a "Note", and collectively, the "Notes") evidencing the outstanding indebtedness of the Company to PHC and the amounts to be loaned by PHC to the Company.

               NOW, THEREFORE, in consideration of the premises and the representation, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                       ARTICLE I
                                    THE TRANSACTION

               1.1 Prior to September 30, 1996

          (a) Pioneer Financial Services, Inc. ("PFS") shall amend its existing 401(k) plan, among other things, to:

                         (i) waive the "last day" rule for 1996 for Company participants, for purposes of PFS "matching" and profit sharing contributions during 1996.

                         (ii) to fully vest Company participants as of the date hereof.

                         (iii) to permit the payout of plan account balances
                    to Company participants as soon as practicable after the date hereof.

                    (b) PFS shall pay to Company participants their account balances in the PFS 401(k) plan.

               1.2  Simultaneously with the execution and delivery of this
          Agreement:

                    (a) DFS is purchasing from the Shareholders, and the Shareholders are selling to DFS, the PHC Shares for a purchase price of $0.99808448432 per share ($19,800 in the aggregate; and, in connection therewith:

                         (i) Each Shareholder is transferring to PHC a certificate or certificates representing the number of PHC Shares set forth opposite such Shareholder's signature below, duly assigned to PHC, in form and substance satisfactory to PHC and its Counsel.

                         (ii) DFS delivering to each Shareholder, in cash, an
                    amount equal to the purchase price for his or her PHC
                    Shares.

                    (b) The Company is delivering executed copies of the Notes to PHC.

                    (c) The Shareholders are delivering to PHC the written resignations of Paul W. McVay, Charles Duncan, Lance Marshall, Harold Bischoff, Peggy Eads, Belinda Cox, Sylvia Clasen and Craig E. Steffen from their capacities as officers or directors of PHC and its subsidiaries (other than the Company and its subsidiaries).

                    (d) PHC, the Company and certain Shareholders are entering into that certain Payroll Pledge Agreement of even date herewith (the "Payroll Pledge Agreement") and such Shareholders are assigning and transferring to PHC as collateral thereunder their stock certificates representing the capital stock of the Company owned or here after acquired by such Shareholders.

                    (e) PHC, the Company and ACMG-Louisiana are entering into that certain VHP Pledge Agreement of even date herewith (the "VHP Pledge Agreement") which provides for the assignment and transfer to PHC as collateral thereunder their shares, of, or other equity interest in, Vantage Health Plan, Inc., a Louisiana corporation ("VHP") (the Payroll Pledge Agreement and the VHP Pledge Agreement being hereinafter sometimes referred to collectively as the "Pledge Agreements").

                    (f) PHC has eliminated all amounts heretofore payable by the Company or its subsidiaries to PHC, its subsidiaries or affiliates other than those (x) represented by the Notes attached as Exhibits A, B and C, or (y) payable under existing written agreements between the Company or its subsidiaries and PHC, its subsidiaries or affiliates.

                    (g) PHC, on the one hand, and the Shareholders, on the other hand, have received such other documents or instruments as they or their counsel have reasonable requested in connection with the transactions contemplated hereby.

               1.3 The Shareholders' Agreement dated as of July 24, 1995 among Direct Financial Services, Inc., PHC and certain of the Shareholders (the Shareholders' Agreement") is terminated as of the date hereof; and no party thereto shall have any further right, obligation or liability thereunder.

                                       ARTICLE II
                         REPRESENTATIONS AND WARRANTIES OF DFS

               DFS hereby represents and warrants to the Company, the Shareholders and their respective successors and assigns as follows:

               2.1 Organization and Qualification. DFS and PHC are corporations duly incorporated and in good standing as domestic corporations under the laws of the State of Illinois.

               2.2 Authority Relative to this Agreement. DFS and PHC each has the requisite corporate power and authority to execute and deliver this Agreement, PHC has the requisite corporate power and authority to execute and deliver the Pledge Agreements, and DFS and PHC have the requisite corporate power and authority to fulfill their obligations hereunder and thereunder. The execution and delivery of this Agreement by DFS and PHC, the execution and delivery of the Pledge Agreements by PHC and the performance of their obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of DFS and PHC and the shareholders of PHC, and no other corporate proceedings on the part of DFS or PHC are necessary, as a matter of law or otherwise, in connection therewith. This Agreement and the Pledge Agreements have been duly and validly executed and delivered by DFS or PHC, as the case may be; and, assuming that they constitute the valid and binding agreements of the Company, ACMG-Louisiana and the Shareholders, as the case may be, this Agreement constitutes the valid and binding agreements of DFS and PHC, and the Pledge Agreements constitute the valid and binding agreements of PHC, enforceable against DFS or PHC, as the case may be, in accordance with their respective terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

               2.3  Consents and Approvals; No Violation.

                    (a) The execution and delivery of this Agreement and the Pledge Agreements do not and the consummation of the transactions contemplated hereunder and thereunder will not:

                         (i) conflict with any provision of the certificate of incorporation or bylaws of DFS or PHC;

                         (ii) conflict with, result in the breach of or
                    constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which DFS or PHC is a party or by which PHC or DFS or any of their assets may be bound; or


                         (iii) violate any order, writ, injunction, decree,
                    statute, rule or regulation   applicable to DFS or PHC.

                    (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission, insurance regulatory authority or other governmental authority or instrumentality, domestic or foreign, (a "Governmental Entity") is required by or on behalf of DFS or PHC in connection with the execution and delivery of this Agreement or the Pledge Agreements by PHC or the consummation by PHC of the transactions contemplated hereby and thereby.

               2.4 Certain Fees and Expenses. No person or entity has been authorized by DFS or PHC to act for DFS or PHC in connection with the transactions provided for in this Agreement in a way which would entitle such person to receive from the Company or the Shareholders any broker's fees, commissions, finder's fees, investment banking or financial advisory fees in connection with this Agreement (or for reimbursement of any expenses related thereto).

                                      ARTICLE III
                           REPRESENTATIONS AND WARRANTIES OF
                    THE COMPANY, ACMG-LOUISIANA AND THE SHAREHOLDERS

          The Company, ACMG-Louisiana and the Shareholders, jointly and severally, hereby represent and warrant to DFS, PHC and their respective successors and assigns as follows:

               3.1 Organization and Qualification. The Company and ACMG-Louisiana are corporations duly organized, validly existing and in good standing as domestic corporations under the laws of the states of Ohio and Louisiana, respectively, and are duly qualified to do business as a foreign corporation and are in good standing in each other jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary. The Company and ACMG-Louisiana have the requisite corporate power and authority to own, use or lease their respective properties and to carry on their respective businesses as now being conducted.

               3.2 Authority Relative to this Agreement. The Company and ACMG-Louisiana each has the requisite corporate power and authority to execute and deliver this Agreement and the VHP Pledge Agreement, the Company has the requisite corporate authority to execute and deliver the Notes and the Payroll Pledge Agreement, and the Company and ACMG-Louisiana have the requisite corporate power and authority to fulfill their obligations hereunder and thereunder. The execution and delivery of this Agreement, the Pledge Agreements and the Notes by the Company, and the execution and delivery of this Agreement and the VHP Pledge Agreement by ACMG-Louisiana and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of the Company and, ACMG-Louisiana, respectively, and no other corporate proceedings on the part of the Company or ACMG-Louisiana are necessary, as a matter of law or otherwise, in connection therewith. This Agreement has been duly and validly executed and delivered by the Company, ACMG-Louisiana and the Shareholders, the Notes and the Payroll Pledge Agreement have been duly and validly executed and delivered by the Company, the VHP Pledge Agreement has been duly and validly executed by the Company and ACMG-Louisiana and, assuming this Agreement and the Pledge Agreements constitute the valid and binding agreements of DFS or PHC, as the case may be, this Agreement, the Pledge Agreements and the Notes constitute the valid and binding agreements of the Company, ACMG-Louisiana and the Shareholders, and the Notes constitute the valid and binding agreement of the Company, enforceable against the Company, ACMG-Louisiana and the Shareholders, as the case may be, in accordance with their respective terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and
          (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               3.3  Title to Shares.

                    (a) Each of the Shareholders owns of record and beneficially the number of PHC Shares set forth opposite his signature below.

                    (b) The PHC Shares formerly owned by Marjorie Knapp have been duly, validly, legally and properly repurchased pursuant to the Shareholders' Agreement.

                    (c) By virtue of the transactions contemplated herein,
               PHC will acquire good and valid title to all of the PHC Shares, free and clear of all liens, charges, pledges, encumbrances, equities, rights of first refusal, options or claims of any nature (other than those created by PHC).

               3.4  Consents and Approvals; No Violation.

                    (a) The execution and delivery of this Agreement, the Pledge Agreements and the Notes do not and the consummation of the transactions contemplated hereby and thereby will not:

                         (i) conflict with any provision of the certificate of incorporation or bylaws of the Company or ACMG-Louisiana;

                         (ii) conflict with, result in the breach of or
                    constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or their instrument or obligation to which the Company, ACMG-Louisiana or any Shareholder is a party or by which the Company, ACMG-Louisiana or any Shareholder or any of their assets may be bound; or

                         (iii) violate any writ, order, injunction, decree,
                    statute, rule or regulation applicable to the Company, ACMG-Louisiana or any Shareholder.

                    (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or on behalf of the Company, ACMG-Louisiana or any Shareholder in connection with the execution and delivery of this Agreement by the Shareholders or the transactions contemplated hereby or thereby.

               3.5 Certain Fees and Expenses. No person or entity has been authorized by the Company, ACMG-Louisiana or the Shareholders to act for the Company, ACMG-Louisiana or the Shareholders in connection with the transactions provided for in this Agreement in a way which would entitle such person to receive from DFS or PHC any broker's fees, commissions, finder's fees, investment banking or investment advisory fees in connection with this Agreement (or for reimbursement of any expenses related thereto).

                                       ARTICLE IV
                                  ADDITIONAL COVENANTS

               4.1 Confidentiality. The parties hereto each agrees that after the date hereof it will hold in confidence all information, data and documents obtained by it or any of its representatives or affiliates from any representative, officer, director or employee of any other party (the "Furnishing Parties") and that neither it nor any of its representatives or affiliates will disclose any such information, data or documents to any third party other than as required by law or required or requested by or any regulatory authority in connection with the transactions contemplated herein. Such obligation of confidentiality shall not extend to any information, data or document which is shown to have been previously known to such party or generally known to others engaged in the same business as the Furnishing Parties, or that is or shall become part of public knowledge or that shall have been lawfully received by such party from a third party other than professional advisors and other representatives or which is required or requested by any regulatory entity to be submitted to such regulatory entity.

               4.2 Communications. No party will issue any press release relating to the transactions contemplated by this Agreement without the prior written approval of the other parties as to the content thereof, which approval shall not be unreasonably withheld or delayed. Nothing in this Section 4.2, however, shall be deemed (a) to prohibit any disclosure reasonably required by any applicable law or by any governmental or regulatory authority or (b) to prevent either party from disclosing the general nature of the transactions contemplated hereby without identifying the other party or any of its affiliates.

               4.3 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses (including without limitation, fees and expenses of counsel and accountants) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense except as otherwise specifically set forth herein.

               4.4 Brokers or Finders. No party hereto nor any of their respective affiliates shall enter into any agreement or arrangement with any agent, broker, investment banker or other firm or person pursuant to which such person shall be entitled to any broker or finder's fee or any other commission or similar fee from any other party in connection with any of the transactions contemplated by this Agreement.

               4.5 Additional Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable. In case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement, to the extent within such party's reasonable control, shall take all such necessary action.

               4.6 Shareholder Liability. The Shareholders shall cause the Company, and the Shareholders and the Company shall cause ACMG-Louisiana, to perform fully and in a timely manner their obligations hereunder and under the Notes and the Pledge Agreements. The parties hereto each acknowledges and agrees that no other party hereto is making any representation or warranty, express or implied, except as provided herein or therein.

               4.7  Payroll.

                    (a) For each bi-weekly payroll period of the Company commencing August 19, 1996 through September 29, 1996, PHC shall lend to the Company, by wire transfer to an account designated in writing by the Company in immediately available funds, prior to 3:00 p.m., EST, on the day prior to the date the Company is required to fund such payroll expense and on the terms and subject to the conditions set forth in the form of Note attached as Exhibit B hereto, an amount equal to such payroll expense; provided, however, that PHC's obligations hereunder shall not exceed $750,000 in the aggregate. The Company shall repay such loans in accordance with the terms of such Note.

                    (b) PHC, directly or indirectly through one of its affiliates, will continue to provide payroll administrative services (but not employee benefit administrative services) through December 31, 1996 in substantially the same manner such services have heretofore been provided by PHC or its affiliates; provided, however, that PHC shall have no obligation to provide such services if the Company does not provide PHC or its designee with such information as PHC or its designee may reasonably request, at such times as PHC or its designee may reasonable request, in connection with the performance of such services and if, for all payroll periods beginning September 30, 1996, the Company does not deliver, prior to the time payment is required, sufficient funds to the PHC or its designee to enable it to make any payroll payment required hereunder.

               4.8 Insurance. PHC will cooperate with the Company in maintaining corporate and insurance and bonds heretofore covering the Company; provided, however, that neither PHC nor any of its affiliates shall be required to modify their existing coverage or to incur any additional expense with respect thereto.

               4.9 Non-Solicitation. For a period of one year from the date hereof, no party hereto or any of their affiliates shall solicit, recruit, employ, contract with, or attempt to solicit, recruit, employ or contract with, any employee of any other party or its affiliates.

               4.10 Non-Compete. Except as the Company may consent, for a period of one year from the date hereof, neither PFS nor any of its affiliates will invest in, or otherwise participate in the management of, any health maintenance organization serving the areas now served by the four health maintenance organizations in which the Company or its subsidiaries are shareholders as described in Exhibit D hereto.

               4.11 Pino Participation. So long as Anthony J. Pino is an employee of PFS or its affiliates during such period, for a period of nine months from the date hereof, PFS will make Mr. Pino available to attend board meetings of the South Carolina health maintenance organization of which the Company or its subsidiaries is a shareholder and for general consultation with respect to such organization, in each case, on a limited basis and upon reasonable notice.

               4.12 Certain Transactions. Neither the Company nor the Shareholders shall, and the Shareholders shall not permit the Company to, participate in an Offering, Asset Sale, Merger or Stock Sale (as those terms are defined in the Payroll Pledge Agreement) without first ensuring, in a manner reasonably satisfactory to PHC, that payment of all amounts due under the promissory note of even date herewith of the Company to PHC in the principal amount of $1,300,000 are paid in full as provided therein.

               4.13 Investments in VHP. No Shareholder shall, and the Shareholders and the Company shall ensure that no direct or indirect subsidiary or other affiliate of the Company other than ACMG-Louisiana shall, purchase or own, or become entitled to purchase or own, any share of capital stock of, or other equity interest in, VHP.


                                       ARTICLE V
                                RELEASE; INDEMNIFICATION

               5.1 Release. The Company, ACMG-Louisiana and each of the Shareholders, for themselves and their respective subsidiaries, successors, assigns, employees, officers, directors, shareholders, representatives, agents and affiliates, hereby releases and discharges DFS, PHC and their respective affiliates, successors, assigns, employees, officers, directors, shareholders, representatives, agents and affiliates of and from all claims, demands, actions, suits, judgements, damages, and liabilities, at law or in equity, whether known or unknown, from the beginning of time, except those arising hereunder or under the Pledge Agreements.

               5.2  Indemnification.

                    (a) The Company, ACMG-Louisiana and each of the Shareholders, jointly and severally, shall indemnify, defend and hold harmless DFS, PHC, and their respective subsidiaries and affiliates and their respective officers, directors, agents, employees, representatives, successors and assigns ("PHC Indemnified Parties") from and against any and all claims, actions, suits, proceedings, demands, assessments, judgements, losses expenses, damages, recoveries and deficiencies, including without limitation interest, penalties, and reasonable attorney's fees, expert witness fees, costs and other expenses (collectively, "Losses") borne by or asserted against any PHC Indemnified Party in any way arising out of, relating to or resulting from (v) any misrepresentation or breach of warranty contained in this Agreement or the Pledge Agreements, (w) any other breach by the Company, ACMG-Louisiana or the Shareholders of their obligations under this Agreement or the Pledge Agreements, (x) PHC's obligations under Section 4.7(b) hereof to the extent not arising out of PHC's wilful misconduct or gross negligence, (y) otherwise relating to the ownership or operation of the Company or its subsidiaries or affiliates, or
               (z) the cessation of employment of Marjorie Knapp or the repurchase of her shares pursuant to the Shareholders' Agreement or otherwise.

                    (b) The following provisions shall be applicable in the event that any PHC Indemnified Party asserts indemnity rights pursuant to this Article V relating to any third party claim:

                         (i) Within 30 days after the receipt by the party entitled to indemnity hereunder (the "Indemnified Party") of any claim or demand (including but not limited to, notice of any action, suit or proceeding) by any third party against an Indemnified Party which gives rise to a right to claim of indemnification hereunder, the affected Indemnified Party shall give the Company and the Shareholders (collectively, the "Indemnifying Party") written notice of such claim or demand; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure is materially prejudicial to the Indemnifying Party.

                         (ii) The Indemnifying Party shall have the right
                    (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its choosing), to defend against such claim or demand at its expense and through counsel of its own choosing (the choice of such counsel to be subject to the reasonable consent of the affected Indemnified Parties) and to control such defense if it gives written notice of its intention to do so within 15 days of the receipt of the notice referred to in Section 5.2 (b) above. If the Indemnifying Party shall decline or fail to assume the defense of such claim or demand, the affected Indemnified Parties shall have the right to assume control of such defense at the expense of the Indemnifying Party. The Indemnified Parties shall cooperate fully in the defense of such claim or demand and shall make available to the Indemnifying Party or its counsel all pertinent information under their control relating thereto. The Indemnifying Party agrees to cooperate with the Indemnified Parties in order to enable their counsel to participate in the defense and to deliver to the Indemnified Parties Copies of all pleading and other information within the Indemnifying Party's knowledge or possession reasonable requested by the Indemnified Parties that is relevant to the defense of any such claim or demand. The Indemnifying Party and the Indemnified Parties and their respective counsel shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

                         (iii)The Indemnifying Party shall have the
                    right to elect to settle any such claim or demand for monetary damages only at its sole expense and provided the settlement includes an unconditional release of all Indemnified Parties, subject to the consent of the affected Indemnified Parties; provided, further, that if the affected Indemnified Parties fail to give such consent within 20 days of being requested to do so, the affected Indemnified Parties shall, at their expense, assume the defense of such claim or demand regardless of the outcome of such matter, the Indemnifying Party's liability hereunder shall be limited to the amount of any such proposed settlement plus costs and expenses incident to the defense and settlement of such claim or demand.

                         (iv) In the event the Indemnifying Party
                    assumes the defense of a claim or demand, the Indemnified Parties shall have the right thereafter to take over control of the defense of any claim or demand from the Indemnifying Party at any time and to elect to settle such claim or demand; provided, however, that in such case, unless otherwise agreed by the Indemnifying Party, the Indemnifying Party shall have no indemnification obligations with respect to such claim, demand or settlement except for the costs and expenses of such Indemnifying Party incurred in the defense of the claim or demand.

                                       ARTICLE VI
                                   GENERAL PROVISIONS

               6.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

               6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmissions (with written or facsimile confirmation of receipt), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery postage or freight charges prepaid), addressed to the Shareholders at the addresses set forth under their signatures below or to the other parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)if to DFS or PHC, to:      Direct Financial Services, Inc.
                                             President
                                             1750 E. Golf Rd.
                                             Schaumburg, IL  60173

                    with a copy to:          Mr. Billy B. Hill, Jr.
                                             Pioneer Financial Services, Inc.
                                             1750 E. Golf Road
                                             Schaumburg, IL 60173

                    (b)if to the Company or  ACMG, Inc.
                       ACMG-Louisiana, to:   President
                                             2570 Technical Drive
                                             Miamisburg, Ohio  45342

                       with a copy to:       Mr. John Peck
                                             Peck, Shaffer & Williams
                                             425 Walnut, Suite 2200
                                             Cincinnati, Ohio  45202

               6.3 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. All Exhibits referred to herein are hereby incorporated by reference herein. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever a representation or warranty herein is made to the "knowledge," "best knowledge" or awareness of a party, it shall refer to matters within the actual knowledge of such party and such party's officers, provided that, in the case of each party, such references shall be deemed to impose upon such party a duty to conduct a reasonable investigation of the matters covered thereby including making inquiries of appropriate officers and key employees with respect to matters within such persons' areas of responsibility, as well as investigation of reasonably available corporate records concerning such matters.

               6.4 Counterparts. This Agreement may be executed in two counterparts, each of which shall be considered one and the same document and shall become effective when the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

               6.5 Miscellaneous. This Agreement, the Pledge Agreements, the Exhibits, Schedules, Notes, documents, instruments and other agreements specifically referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder.
          Each party hereby acknowledges and agrees that it has not repied upon any statement, representation or warranty relating to the matters covered by this Agreement other than those contained herein.

               6.6 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Illinois, without giving effect to its conflict of law provisions.

               6.7 Severability. In case any provision in this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

               6.8 Successors and Assigns. PHC shall have the right to assign their rights hereunder to any wholly-owned direct or
          indirect subsidiary of PFS.   Neither the Company, ACMG-Louisiana
          nor the Shareholders shall be permitted to assign their rights or liabilities hereunder without the prior written consent of PHC. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

               6.9 Time of the Essence. The parties agree that time is of the essence of each provision of this Agreement.

               6.10 Attorneys' Fees. In the event of any dispute with respect to the subject matter of this Agreement, the prevailing party shall be entitled to such party's reasonable attorneys' fees and court costs incurred in resolving or settling the dispute, in addition to any and all other damages to which such party may be entitled.


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


          PREFERRED HEALTH CHOICE, INC.

          By: _________________________________________
          Its:_________________________________________




          THE SHAREHOLDERS:                                PHC SHARES:

          __________________________________________       6,505
          Paul W. McVay

          __________________________________________       5,856
          Charles P. Duncan

          __________________________________________       3,702
          Lance D. Marshall

          __________________________________________       2,294
          Peggy A. Eads

          __________________________________________         719
          Belinda C. Cox

          __________________________________________         263
          Harold L. Bischoff

          __________________________________________          80
          Sylvia L. Clasen
          __________________________________________          61
          Doris M. Young

          __________________________________________          97
          James Hammond

          __________________________________________         212
          Pamela Roberson

          __________________________________________          35
          Craig E. Steffen

          __________________________________________          10
          Karen S. Puckett

          __________________________________________           4
          Anne L. Wassum



          ACMG, INC.

          By: ____________________________________
          Its:____________________________________



          DIRECT FINANCIAL SERVICES, INC.

          By: ____________________________________
          Its:____________________________________



          ACMG OF LOUISIANA, INC.

          By: ____________________________________
          Its:____________________________________

         acmg\agreemen\stkprcha.092